Exhibit 107

Calculation of Filing Fee Tables
Form S-8
(Form Type)
Emerson Electric Co.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.50 per share	Other (2)	10,000,000	$118.73 (2)	$1,187,300,000	0.00013810	$163,966.13
Total Offering Amounts					$1,187,300,000		$163,966.13
Total Fee Offsets							—
Net Fee Due							$163,966.13
(1)     Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of common stock, par value $0.50 per share (“Common Stock”) of Emerson Electric Co. (the “Registrant”), registered hereunder includes an indeterminable number of shares of Common Stock that become issuable by reason of any share dividend, share split or other similar transaction.
(2)    Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $118.73per share, which is 90% of the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on November 5, 2025. Pursuant to the Emerson Electric Co. 2025 Employee Stock Purchase Plan (the “Plan”), until such time as determined otherwise by the plan administrator, the purchase price of the shares of Common Stock reserved for issuance thereunder will be 90% of the fair market value per share of the Registrant’s Common Stock on the Purchase Date (as defined in the Plan).